Exhibit 10.24

[LETTERHEAD OF PHILIP MORRIS INTERNATIONAL]

PRIVATE & CONFIDENTIAL

Hermann Waldemer

Lausanne, April 4th, 2007

Merit Increase

Dear Hermann,

Further to your annual performance assessment and discussion with your supervisor, we are pleased to confirm your salary increase effective April 1, 2007. Please find the details as follows:

Band	C
Monthly increase	CHF 3,330
New Monthly Salary	CHF 69,890
New Annual Base Salary	CHF 908,570
Increase Percentage	5.00%
Position In Range	18.6%

We take this opportunity of wishing you continued success and satisfaction.

With best regards,

Director Project HR One

[LETTERHEAD OF PHILIP MORRIS INTERNATIONAL MANAGEMENT S.A.]

PRIVATE & CONFIDENTIAL Mr. Hermann WALDEMER PM Munich, Germany Lausanne, March 26, 2003

Dear Hermann,

Further to our interviews, we are pleased to confirm your employment by Philip Morris International Management S.A. (hereafter referred to as the “Company”) as President Western Europe, reporting to André Calantzopoulos, President and CEO, and based in Lausanne, Switzerland.

The terms and conditions of your employment will be as follows:

Effective Date

This contract of employment will be effective as of April 1, 2003. However, as your relocation to Lausanne is contingent upon a valid work permit being issued, the entry date will correspond to the date the work permit becomes effective if the said permit is not yet issued on April 1, 2003.

For the purpose of benefits which are linked to seniority in the Company, but with exception of Pension Fund affiliation, your initial entry date in the Philip Morris group of companies will be taken into account, i.e. April 6, 1987.

Annual base salary

Your gross annual base salary, to be paid in 13 installments, will be Swiss Francs (CHF) 735’020.-, corresponding to your grade, which is Band D.

Your salary will next be reviewed on April 1, 2004.

Fidelity premium

For each completed year of service, the Company pays a cumulative bonus of CHF 150.- on the anniversary date of employment, up to a maximum of CHF 3’000.- for 20 years of service.

Pension Fund

In accordance with the Federal pension law (“LPP”), you will become a member of the “Caisse de pensions Philip Morris en Suisse” (the “Pension Fund”), providing old age, disability, and survivor’s benefits, as soon as you join the Company. For further details, please refer to the Pension Fund regulations.

According to the current Pension Fund regulations, you will pay a contribution equivalent to 6% of your pensionable salary. This contribution will be deducted each month from your salary.

Swiss social security schemes (AVS/AI/APG/AC)

Contributions to the various Swiss State insurance schemes will be deducted from your compensation each month in accordance with the applicable Swiss laws.

Accident insurance

In accordance with Swiss law (LAA) employees are automatically covered for accident in the event of occupational or non-occupational accidents. This cover is provided free of charge.

Health insurance

If you wish, you may join the Company group health insurance contract. Employees and their eligible dependents (spouse and dependent children up to age 18 or up to age 25 if full-time students or apprentices) can enroll into this group health insurance scheme. The Company bears a substantial portion of the insurance premium cost. No Company contributions will be paid if you choose to arrange an individual cover outside the group scheme.

Salary continuation in the event of sickness

In accordance with our insurer’s policy regulations, 100% of the annual base salary is paid for up to 2 years from the first day you are unable to work. This cover is provided free of charge.

Life insurance

Within the scope of the insurance carrier regulations and in coordination with the Pension Fund, you are provided, free of charge, with an insurance cover in case of death and permanent disability.

Office working hours

The weekly basic work schedule is 40 hours spread over 5 days, from Monday to Friday based on a full time occupational rate. For further details, please refer to the Human Resources Department.

Tax assistance

The Company will pay the fees related to PricewaterhouseCoopers tax assistance on the occasions you are required to complete a tax declaration in Switzerland.

Company Car

In accordance with the Company policy, you will be entitled to a company car.

Vacation days

Your vacation entitlement is 25 working days per calendar year. For the current year your entitlement will be calculated pro rata temporis.

Medical examination

According to the Company policy, you will be entitled to one annual medical check-up.

Moving expenses

In accordance with Company policy, and with prior approval of the Human Resources Department, the Company will pay a remover to pack, transport, store if necessary, and unpack your household goods from Munich, Germany to Lausanne, Switzerland. Your moving should take place within one year from your starting date. The Company will not cover the cost of transportation and adaptation to Swiss norms of private cars.

Relocation expenses

In accordance with Company policy, you will receive a gross relocation allowance amounting to CHF 111’370.- to help defray the miscellaneous non-reimbursable costs associated with your relocation from Munich, Germany to Lausanne, Switzerland. This amount is derived by taking 1/12th of your annual base salary and grossing it up at a fixed standard rate, and thus covering you from social security and tax implications. This relocation allowance will be paid to you with your first salary and consequently, be subject to social security and tax deductions.

The Company will also pay for the travel costs associated with your relocation from Munich, Germany to Lausanne, Switzerland, in accordance with the Company’s Business Travel policy.

Privacy policy and data protection

The Company is a multinational company, which is active in developing the skills and careers of its employees. As part of our career and skills development program, information about your employee status, personnel profile and similar matters may be transmitted to the Company’s affiliates, whether in Switzerland or elsewhere. This information is treated confidentially and in accordance with Philip Morris International’s Privacy Policy and Principles. By signing this contract you will express your consent to such transmittal. You retain the right at any time to withdraw your consent related to the transmittal of any such data as described above, provided that such withdrawal is addressed in writing to the Human Resources Department. For the purposes of this contract an “affiliate” of the Company means any company or other entity which controls or is controlled by or under common control with the Company.

Confidential Information

Consistent with your obligations under Swiss law, you undertake not to disclose any Confidential Information, whether during or after your employment by the Company, and upon termination of your employment to return any Confidential Information in tangible or electronic form in your possession.

For these purposes “Confidential Information” means any trade secrets and other proprietary information pertaining to the Company or its affiliates, which has not been made available to the general public by an authorized representative of the Company or its affiliates, whether patentable or not, including for example any idea, formula, technique, invention, process, program, business, marketing and sales plans, financial, organizational and sales data, and similar information.

Termination of employment

This employment contract shall be terminable in accordance with Swiss law.

Governing law

This employment contract shall be governed by Swiss law. The Company’s Human Resource policies from time to time shall also apply.

Miscellaneous

The foregoing represents the basis of your employment with the Company. Please indicate your acceptance thereof by signing and returning one copy of this contract to us.

Should you have any questions, feel free to contact Ms Katrin Celardin, Manager HQ Compensation and Global Processes.

We look forward to your joining Philip Morris in Lausanne and remain,

Yours sincerely,

PHILIP MORRIS INTERNATIONAL

MANAGEMENT S.A.

/s/ André Calantzopoulos	/s/ Tobias Hutter
André Calantzopoulos	Tobias Hutter
President and CEO	Director HQ Compensation & Global Processes

Read and approved:	/s/ Hermann Waldemer	Date:	April 1, 2003
(Hermann Waldemer)

Ref.: fib